Exhibit 10.5

July 18, 2021

ECP Environmental Growth Opportunities Corp.

40 Beechwood Road

Summit, New Jersey 07901

Fast Radius, Inc.

113 N. May St.

Chicago, IL 60607

Re:	Sponsor Support Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Support Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), ENNV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Fast Radius, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). This Sponsor Support Agreement hereby amends and restates in its entirety that certain letter agreement, dated February 8, 2021 (the “Prior Letter Agreement”), by and among ENNV, ENNV Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of ENNV’s board of directors (the “Board”) and/or management team party thereto (together with the Sponsor, each, an “Insider” and, collectively, the “Insiders”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Insiders are currently, and as of the Closing will be, the record owners of the number of outstanding Founder Shares and Private Placement Warrants detailed on Schedule A hereto.

In order to induce the Company and ENNV to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Insider hereby agrees with ENNV and, at all times prior to any valid termination of the Merger Agreement in accordance with its terms, the Company as follows:

1)	Each Insider irrevocably and unconditionally agrees that it, he or she shall:
a)

vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Transaction Proposals and each other proposal related to the Business Combination included on the agenda for the special meeting of ENNV’s stockholders relating to the Business Combination (the “Special Meeting”);
b)	when the Special Meeting is held, appear at such Special Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of ENNV or Merger Sub under the Merger Agreement or result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Insiders contained in this Sponsor Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of ENNV;

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, the Board or the management of ENNV (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement in accordance with its terms, each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Insiders specified in this paragraph 1 shall apply whether or not the Merger, any Transaction Proposal or any action described above is recommended by the Board.

2)	Vesting Provisions.
a)

The Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Common Stock issuable upon conversion of the Founder Shares held by the Sponsor as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this paragraph 2. The Sponsor agrees that it shall not Transfer any unvested Founder Shares held by the Sponsor prior to the date that such Founder Shares become vested pursuant to this paragraph 2. For the avoidance of doubt, the Founder Shares (or shares of Common Stock issuable upon conversion thereof) beneficially owned by the Insiders other than the Sponsor shall not be subject to vesting or forfeiture.
i)

Vesting of Shares at the Closing. Ninety percent (90%) of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall convert to shares of Common Stock at the Closing in accordance with the terms of the Amended and Restated Certificate of Incorporation, dated February 8, 2021, of ENNV (as amended, the “Certificate of Incorporation”) and shall automatically vest at such time.

ii)

Performance Vesting of Shares following the Closing. The remaining ten percent (10%) of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall convert to shares of Common Stock (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV) (as so adjusted, the “Sponsor Earn Out Shares”) at the Closing in accordance with the terms of this Agreement and the Certificate of Incorporation and shall be subject to the following performance vesting terms as of such time:

(1)	upon the occurrence of Triggering Event I, fifty percent (50%) of the Sponsor Earn Out Shares shall vest hereunder; and
(2)	upon the occurrence of Triggering Event II, the remaining fifty percent (50%) of the Sponsor Earn Out Shares shall vest hereunder.
b)

For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Sponsor be entitled to receive more than eight hundred fourteen thousand (814,000) Sponsor Earn Out Shares in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV); provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days. For the avoidance of doubt, (i) if Triggering Event I does not occur during the Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to paragraph 2(a)(ii) shall not vest and shall be forfeited as provided in paragraph 2(c) and (ii) if Triggering Event I occurs during the Earn Out Period but Triggering Event II does not occur during the Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to paragraph 2(a)(ii)(2) shall be forfeited as provided in paragraph 2(c).

c)	Unvested Sponsor Earn Out Shares that are forfeited pursuant to paragraph 2(b) shall be transferred by the Sponsor to ENNV, without any consideration for such Transfer.
d)

Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder with respect to the Sponsor Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the unvested Sponsor Earn Out Shares shall not entitle Sponsor to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of an Acquiror Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of Law or otherwise) by the Sponsor or be subject to execution, attachment or similar process without the consent of ENNV, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Earn Out Shares shall be null and void, ab initio. Notwithstanding the foregoing, the Sponsor Earn Out Shares may be transferred in accordance with paragraph 2 of this Sponsor Support Agreement as such provision applies to Founder Shares (or shares of Common Stock issuable upon conversion thereof), provided that the applicable permitted transferee and the transferred Sponsor Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this paragraph 2.

e)

ENNV shall take such actions as are reasonably requested by the Sponsor to evidence the vesting of the Sponsor Earn Out Shares pursuant to this paragraph 2, including through the provision of an updated stock ledger showing such vesting (as certified by an officer of ENNV responsible for maintaining such ledger to the applicable registrar or transfer agent of ENNV).

f)

If, during the Earn Out Period, there is an Acceleration Event, then immediately prior to the consummation of such Acquiror Sale (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) the applicable Sponsor Earn Out Shares shall automatically vest hereunder, and the Sponsor shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Common Stock, as determined in good faith by the Board of Directors of ENNV) that is less than the applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred, then this paragraph 2 shall terminate and no Sponsor Earn Out Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable Stock Price Level has been achieved in accordance with this paragraph 2(f), the price paid per share of Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Company Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Company Earn Out Shares that vest).
3)

Each Insider hereby agrees that, during the period commencing on the date hereof and ending at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, such Insider shall not modify or amend any Contract between or among such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Insider (other than ENNV and its Subsidiaries), on the one hand, and ENNV or any of ENNV’s Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Support Agreement or (y) the Company’s or ENNV’s ability to perform or satisfy its obligations under the Merger Agreement.

4)

As used herein: (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Common Stock” shall mean (x) prior to the consummation of the Business Combination, the Class A Common Stock, par value $0.0001 per share, of ENNV and (y) at and after the consummation of the Business Combination, “Common Stock” as defined in the Acquiror Second A&R Charter; (iii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, of ENNV and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iv) “Private Placement Warrants” shall mean the warrants to purchase up to 5,702,667 shares of Common Stock that the Sponsor purchased for an aggregate purchase price of eight million five hundred fifty-four thousand Dollars and fifty cents ($8,554,000.50), or one Dollar and fifty cents ($1.50) per warrant, in a private placement that occurred simultaneously with the consummation of ENNV’s initial public offering; and (v) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided that the exercise of any Private Placement Warrant(s) by the Sponsor or any permitted transferee of the Sponsor, at any time, in the Sponsor or such transferee’s sole and absolute discretion, shall not constitute a “Transfer.”

5)

This Sponsor Support Agreement, the Merger Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to each Insider and the Prior Letter Agreement. This Sponsor Support Agreement may not be

changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by ENNV, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

6)

No party hereto may, except as set forth herein, assign either this Sponsor Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on each Insider, ENNV and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

7)

Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Sponsor Support Agreement or for any Legal Proceeding in connection with, arising out of or otherwise resulting from this Sponsor Support Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 7 shall limit any liability or other obligation of such Persons who are parties hereto for breaches of the terms and conditions of this Sponsor Support Agreement by each such Person. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8)

This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9)

If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Support Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
10)

This Sponsor Support Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Sponsor Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Support Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Sponsor Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph 10. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SPONSOR SUPPORT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission (a) in the case of ENNV or the Company, as set forth in Section 12.3 of the Merger Agreement or (b) in the case of any Insider, as set forth in Schedule A hereto.

12)

This Sponsor Support Agreement shall terminate upon the earlier of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing under the Merger Agreement, provided that (x) in the case of clause (b) those rights and obligations that are explicitly provided for to survive after the Closing (including paragraph 2 and any related definitions used therein) shall continue to apply in accordance with their terms and (y) this paragraph 12 and paragraphs 5, 6, 7, 9, 10, 11, 14 and 17 hereof shall continue to apply. In the event of a valid termination of the

Merger Agreement in accordance with its terms, this Sponsor Support Agreement shall be of no force and effect and the parties agree that the Prior Letter Agreement shall be effective and binding upon them in accordance with its terms notwithstanding the amendment and restatement of such agreement herein. No such termination or reinstatement of the Prior Letter Agreement shall relieve any Insider, ENNV or the Company from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination or reinstatement.

13)

Each Insider hereby represents and warrants (severally and not jointly, as to himself, herself or itself only) to ENNV and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Support Agreement; (v) there are no Legal Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Support Agreement; (vi) except for fees described on Section 6.13 of the Acquiror Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, ENNV, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement, this Sponsor Support Agreement or the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which ENNV, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with his, her or its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants, other than transfer restrictions under the Securities Act, affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Support Agreement, (B) the Certificate of Incorporation, (C) the Merger Agreement, (D) the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among ENNV and certain security holders of ENNV and the Company (the “Registration Rights Agreement”) or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants Beneficially Owned by such Insider as of the date hereof and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Support Agreement.

14)

Each Insider hereby agrees and acknowledges that: (i) ENNV and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company, could be irreparably injured in the event of a breach by any Insider of his, her or its obligations under paragraph 1 of this Sponsor Support Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief and to specific enforcement of the terms and provisions of this Sponsor Support Agreement, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. Each Insider shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in law or in equity, in the event of a breach under this Sponsor Support Agreement.

15)

Through the Closing Date, ENNV will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is a director or officer of ENNV or its subsidiaries shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other ENNV director or officer.

16)

If, and as often as, (a) there is any subdivision, stock split, stock dividend, reclassification or similar equity restructuring transaction or any change as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ENNV that results in an Insider acquiring new shares of Common Stock, new Founder Shares or new Private Placement Warrants, (b) an Insider purchases or otherwise acquires beneficial ownership of any additional shares of Common Stock, Founder Shares or Private Placement Warrants after the date of this Sponsor Support Agreement, or (c) an Insider acquires the right to vote or share in the voting of any shares of Common Stock or Founder Shares after the date of this Sponsor Support Agreement (such shares of Common Stock, Founder Shares and Private Placement Warrants, collectively, the “New Securities”), then, in each case, such New Securities acquired or purchased by such Insider shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted shares of Common Stock, Founder Shares or Private Placement Warrants owned by such Insider as of the date hereof.

17)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Sincerely,

ECP Environmental Growth Opportunities Corp.

By:/s/ Tyler Reeder

Name: Tyler Reeder

Title:President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

INSIDERS:

ENNV Holdings, LLC

By:/s/ Tyler Reeder

Name:Tyler Reeder

Title:President and Chief Executive Officer

/s/ Douglas Kimmelman

Douglas Kimmelman

/s/ Tracy B McKibben

Tracy B McKibben

/s/ Kathryn E. Coffey

Kathryn E. Coffey

/s/ Richard Burke

Richard Burke

/s/ Tyler Reeder

Tyler Reeder

/s/ Drew Brown

Drew Brown

/s/ Chris Leininger

Chris Leininger

/s/ Tyler Kopp

Tyler Kopp

/s/ David Lockwood

David Lockwood

[Signature Page to Sponsor Support Agreement]

Acknowledged and Agreed:

Fast Radius, Inc.

By: /s/ Louis Rassey

Name: Louis Rassey

Title:CEO

[Signature Page to Sponsor Support Agreement]